Exhibit 8.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

May 17, 2019

Jefferies Financial Group Inc.

520 Madison Avenue

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to Jefferies Financial Group Inc., a New York corporation (“Parent”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4, File No. 333-231306, initially filed with the Commission on May 9, 2019 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Agreement and Plan of Merger, dated as of April 12, 2019, as amended pursuant to Amendment No. 1 to Agreement and Plan of Merger dated as of May 2, 2019 (the “Agreement”), by and among Parent, HomeFed Corporation, a Delaware corporation (the “Company”), and Heat Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Agreement.

At your request, we are rendering our opinion concerning the qualification of the merger of the Company with and into Merger Sub (the “Merger”) pursuant to the Agreement as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the material U.S. federal income tax consequences of the Merger.

In rendering our opinion, we have examined and with your consent are relying upon: (i) the Agreement; (ii) the Registration Statement, including the proxy statement constituting a part thereof (as amended through the date hereof); (iii) representations and covenants set forth in a letter dated as of the date hereof from an officer of Parent; (iv) representations and covenants set forth in a letter dated as of the date hereof from an officer of the Company; and (v) such other documents and corporate records as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company.

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the Merger set forth in the Agreement and the Registration Statement (and that no transaction or condition described therein and affecting this opinion will be waived by any party), (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Agreement and the Registration Statement, (3) the accuracy and completeness of the representations as of the date hereof and as of the effective time of the Merger, as applicable, (i) made by Parent set forth in the certificate delivered to us by Parent, dated the date

May 17, 2019

hereof, and (ii) made by the Company set forth in the certificate delivered to us by the Company, dated the date hereof, (4) that any representations or statements made in such certificates which are qualified by knowledge or qualifications of like import are and will be accurate without such qualification, (5) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Merger and (6) that the Merger will be reported by Parent, the Company and their respective affiliates for United States federal and applicable state and local income tax purposes in a manner consistent with our opinion set forth below.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” it is our opinion that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to U.S. holders (as defined in the Registration Statement) of Company common stock as described under the caption “Material United States Federal Income Tax Consequences – U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Shares of HomeFed Common Stock” in the Registration Statement.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the facts, representations, warranties, covenants, undertakings or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Merger or any matter other than that specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Weil, Gotshal & Manges LLP